Exhibit 99.1
FOR IMMEDIATE RELEASE: NEWS

July 1, 2008 OTCBB: RNCH

Rancher Energy Corp. Announces Fiscal 2008 Year End Financial Results

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced financial results for its fiscal year ended March 31, 2008. The Company reported revenue of $6.3 million in fiscal 2008, up from $1.2 million in fiscal 2007. Rancher Energy sold 86,626 barrels of oil, which represents its net interest in its properties, at an average price of $73.24 per barrel in fiscal 2008 as compared with the sale of 23,838 barrels of oil at an average price of $48.74 per barrel in the prior year.

Total operating expenses in fiscal 2008 increased to $12.9 million from $6.8 million in the prior year during which the Company had fewer than four months of full operating expenses due to the late December 2006 and January 2007 acquisitions of producing properties in the Powder River Basin. The year-over-year increase in total operating expenses was primarily due to the following: Lease operating expenses grew to $2.9 million from $670,000; non-cash depreciation, depletion and amortization increased to $1.4 million from $380,000; an increase in production taxes to $770,000 from $140,000; and an increase in general and administrative expenses to $7.5 million, including $1.0 million in non-cash stock-based and restricted stock compensation expense, from $4.5 million. The Company recently implemented headcount and other overhead expense reductions that have reduced its general and administrative expense run rate significantly, positioning Rancher Energy to operate at or near break-even. Total other expense in fiscal 2008 increased to $5.6 million from $3.1 million in fiscal 2007 due primarily to higher interest expense relating to the GasRock note payable and a $1.9 million increase in amortization of deferred financing costs and discount on note payable. Net loss in fiscal 2008 was $13.2 million, or $0.12 per basic and diluted share, versus a net loss of $8.7 million, or $0.16 per basic and diluted share, in fiscal 2007. Rancher Energy closed the fiscal year with cash and cash equivalents of $6.8 million, up from $5.1 million at 2007 fiscal year end.

“We continue to work to secure financing to fund the CO2 recovery phase of our enhanced oil recovery (EOR) program,” said John Works, President & CEO of Rancher Energy. “We remain confident that we will be successful in these efforts based on the quality of our properties, the high price of oil and the value of our CO2 supply agreement with ExxonMobil.”

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using waterflood injection and CO2 flooding, coupled with other leading edge hydrocarbon recovery techniques such as 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with underexploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to implement its waterflood plan, to construct pipeline and other infrastructure, and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunct intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Rancher Energy Corp.
Statements of Operations
	Twelve months ended
	March 31,
	2008	2007
Revenues:
Oil and gas sales	$6,344,414	$1,161,819
Losses on derivative activities	(956,142)	-
Total revenues	5,388,272	1,161,819
Operating expenses:
Production taxes	772,010	136,305
Lease operating expenses	2,906,210	668,457
Depreciation, depletion and amortization	1,360,737	375,701
Impairment of unproved properties	-	734,383
Accretion expense	121,740	29,730
Exploration expense	223,564	333,919
General and administrative expense	7,538,242	4,512,427
Total operating expenses	12,922,503	6,790,922
Loss from operations	(7,534,231)	(5,629,103)
Other income (expense):
Liquidated damages pursuant to
registration rights arrangement	(2,645,393)	(2,705,531)
Amortization of deferred financing
costs and discount on note payable	(2,423,389)	(537,822)
Interest expense	(794,693)	(37,647)
Interest and other income	232,880	207,848
Total other income (expense)	(5,630,595)	(3,073,152)
Net loss	$(13,164,826)	$(8,702,255)
Basic and diluted net loss per share	$(0.12)	$(0.16)
Basic and diluted weighted
average shares outstanding	109,942,627	53,782,291

Rancher Energy Corp.
Balance Sheets
	March 31,	March 31,
ASSETS	2008	2007
Current Assets:
Cash and cash equivalents	$6,842,365	$5,129,883
Accounts receivable and prepaid expenses	1,170,641	453,709
Total current assets	8,013,006	5,583,592
Oil & gas properties (successful efforts method):
Unproved	54,058,073	56,533,934
Proved	20,734,143	18,552,188
Less: Accumulated depletion, depreciation
and amortization	(1,531,619)	(347,821)
Net oil & gas properties	73,260,597	74,738,301
Furniture and equipment, net of accumulated
depreciation of $204,420 and 27,880, respectively	997,196	513,556
Other assets	1,300,382	642,582
Total other assets	2,297,578	1,156,138
Total assets	$83,571,181	$81,478,031
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,114,204	$1,542,840
Accrued oil & gas property costs	250,000	250,000
Asset retirement obligation	337,685	196,000
Liquidated damages pursuant to registration
rights arrangement	-	2,705,531
Derivative liability	590,480	-
Note payable, net of unamortized discount
of $2,527,550	9,712,450	-
Total current liabilities	13,004,819	4,694,371
Long-term liabilities:
Derivative liability	246,553	-
Asset retirement obligation	922,166	1,025,567
Total long-term liabilities	1,168,719	1,025,567

Stockholders’ equity:
Common stock	1,150	1,021
Additional paid-in capital	91,790,181	84,985,934
Accumulated deficit	(22,393,688)	(9,228,862)

Total stockholders’ equity	69,397,643	75,758,093
Total liabilities and stockholders’ equity	$83,571,181	$81,478,031